Exhibit 5-1

March 10, 2020

Board of Directors

Armada Hoffler Properties, Inc.
222 Central Park Avenue, Suite 2100

Virginia Beach, Virginia 23462

Re: Proposed Sale of Up to $300,000,000 of Common Stock and Series A Preferred Stock under Registration Statement on Form S-3 (File No. 333-236982)

Ladies and Gentlemen:

We are acting as counsel to Armada Hoffler Properties, Inc. a Maryland corporation (the “Company”), and Armada Hoffler, L.P., a Virginia limited partnership (the “Operating Partnership”), in connection with the issuance and sale from time to time, of shares of (i) the Company’s common stock, $0.01 par value per share (the “Common Stock”), and (ii) the Company’s 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), having an aggregate offering price of up to $300,000,000 (together with any shares of Common Stock to be delivered pursuant to a Confirmation (as defined in the Sales Agreement), the “Shares”), pursuant to a prospectus supplement dated March 10, 2020 and the accompanying base prospectus dated March 9, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-236982) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to the terms of an ATM Equity Offering Sales Agreement, dated March 10, 2020, (the “Sales Agreement”), among the Company and the Operating Partnership and Jefferies LLC, Robert W. Baird & Co. Incorporated and Regions Securities LLC, acting as sales agents, forward seller (in the case of Jefferies LLC) and/or principals (collectively, the “Agents”), and Jefferies LLC, acting as the forward purchaser, and one or more related Confirmations and in the manner described in the Registration Statement and the Prospectus. The Shares and any shares of Common Stock sold through the forward seller will be issued from time to time in public offerings at market or negotiated prices under Rule 415 of the Securities Act.

Board of Directors

Armada Hoffler Properties, Inc.

March 10, 2020

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As counsel for the Company, we have examined the Sales Agreement, the Registration Statement, the Prospectus, the Company’s Articles of Amendment and Restatement, as amended and supplemented (together with the Articles Supplementary, dated June 17, 2019, designating the terms of the Series A Preferred Stock and the Articles Supplementary, dated March 6, 2020, increasing the number of shares of Company’s preferred stock, $0.01 par value per share, that are classified as Series A Preferred Stock (together, the “Articles Supplementary”), the “Charter”), and the Company’s Amended and Restated Bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also have assumed that the Shares and the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with their terms (the “Conversion Shares”) will not be issued in violation of the ownership limit contained in the Charter. We have further assumed that, upon the issuance of any of the Shares and the Conversion Shares, the total number of shares of Common Stock and Series A Preferred Stock issued and outstanding will not exceed the total number of shares of Common Stock and Series A Preferred Stock that the Company is then authorized to issue under the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that following (i) issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Sales Agreement (and any related Confirmation) and resolutions of the Board of Directors or a duly authorized committee thereof and (ii) in the case of the Conversion Shares, a determination by the Board of Directors to convert the applicable Shares and issue the Conversion Shares in accordance with the terms of the Articles Supplementary, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares and any shares of Common Stock sold through the forward seller, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

Board of Directors

Armada Hoffler Properties, Inc.

March 10, 2020

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We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Morrison & Foerster LLP